 SHARE PURCHASE AGREEMENT

THIS AGREEMENT dated for reference the 1st day of August 1999.

BETWEEN:

CLAIMSTAKER RESOURCES LTD.

(the "Vendor")

AND:

NO. 75 CORPORATE VENTURES LTD.

(the "Company")

AND:

JIPANGU INC.

(the "Purchaser")

WITNESSES THAT WHEREAS:

A. The Vendor is the registered and beneficial owner of all of the issued and outstanding shares of the Company;

B. Pursuant to an agreement dated April 24, 1998, as amended by letter agreement dated September 1, 1998 and November 30, 1998 (together the "Initial Agreement") the Vendor agreed to sell and the Purchaser agreed to purchase up to a 50% interest in the Blackdome Mine on the terms and conditions described in the Initial Agreement;

C. The Vendor and the Purchaser have agreed that the purchase and sale shall be effected through the transfer and issuance of shares in the capital of the Company, as at the date of the Initial Agreement, and have agreed to enter into this share purchase agreement in pursuance of the foregoing.

THEREFORE in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto covenant and agree each with the other as follows:

1. INTERPRETATION

1.1 In this Agreement, including the schedules hereto, except as otherwise expressly provided:

(a) "Agreement" means this agreement, including the preamble and the Schedules hereto, as it may from time to time be supplemented or amended;

(b) "Financial Statements" means the financial statements of the Company attached as Schedule "A" hereto;

(c) "Liens" means all liens, mortgages, debentures, charges, hypothecations, pledges or other security interests or encumbrances of whatever kind;

(d) "Mine" means those mineral claims, leases and crown grants set out in Schedule "B" hereto and the mining facilities located thereon.

(e) "Shareholders' Agreement" means that shareholders' agreement attached as Schedule "C" hereto.

(f) "Treasury Shares" means the 1,962,886 shares of the Company subscribed for by the Purchaser hereunder at a price of $0.866 per share

(g) "Vendor's Shares" means the 915,883 shares of the Vendor in the Company to be sold to the Purchaser hereunder at a price of $1.41939 per share;

(h) all references in this Agreement to a designated "Section" or other subdivision or to a Schedule are to the designated Section or other subdivision of, or Schedule to, this Agreement;

(i) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision or Schedule;

(j) the headings are for convenience only and do not form a part of this Agreement and are not intended to interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof;

(k) the singular of any term includes the plural, and vice versa; the use of any term is equally applicable to any gender and, where applicable, a body corporate; the word "or" is not exclusive and the word "including" is not limiting (whether or not non-limiting language, such as "without limitation" or "but not limited to" or words of similar import, is used with reference thereto);

1.2 The following are the Schedules to this Agreement:

SCHEDULE DESCRIPTION A Financial Statements B Mine Property C Shareholders' Agreement D Mine Encumbrances

2. PURCHASE AND SALE

2.1 Subject to the terms and conditions of this Agreement, the Vendor hereby sells and assigns to the Purchaser, and the Purchaser hereby purchases from the Vendor a total of 915,883 of the shares of the Company held by the Vendor free and clear of any Liens.

2.2 The purchase price payable by the Purchaser for the Vendor's Shares is a total of $1,300,000 and the Vendor hereby acknowledges receipt of same.

3. SUBSCRIPTION

3.1 The Purchaser hereby subscribes for 1,962,886 common shares of the Company and the Company agrees to cause such shares to be issued in the name of the Purchaser as fully paid and non-assessable shares.

3.2 The acquisition cost of the Treasury Shares is $1,700,000 and the Company hereby acknowledges receipt of same.

4. WARRANTIES AND REPRESENTATIONS OF THE VENDOR AND THE COMPANY

4.1 The Vendor and the Company jointly and severally warrant and represent to the Purchaser, with the intent that the Purchaser will rely thereon in entering into this Agreement and in concluding the purchase and sale and subscription contemplated herein that:

(a) the Vendor is the registered holder and beneficial owner of the Vendor's Shares free and clear of all Liens;

(b) the issued and outstanding share capital of the Company is 2,800,000 common shares, all of which are legally and beneficially owned by the Vendor;

(c) with the exception of this Agreement, no party has any agreement, right or option, consensual or arising by law, present or future, contingent or absolute, or capable of becoming an agreement, right or option:

(i) to require the Company to issue or allot any further or other shares in its capital or any other security convertible or exchangeable into shares in its capital or to convert or exchange any securities into or for shares in the capital of the Company;

(ii) to require the Company to purchase, redeem or otherwise acquire any of the issued and outstanding shares in its capital; or

(iii) to purchase or otherwise acquire any shares in the capital of the Company;

(d) each of the Vendor and the Company have full corporate power and authority to enter into this Agreement on the terms and conditions herein set forth and to perform their obligations hereunder and this Agreement has been duly authorized, executed and delivered by each of the Vendor and the Company and constitutes a legal, valid and binding obligation of each of the Vendor and the Company, enforceable in accordance with its terms;

(e) the Company is duly incorporated, validly existing and in good standing under the laws of the Province of British Columbia;

(f) the directors and officers of the Company are as follows:

Richard Somerville Karl Hampel

(g) the Company is the legal and beneficial owner of the Mine, free and clear of all liens, charges and encumbrances other than as set out in Schedule "D" hereto and there are no royalty payments to be made in connection with the Mine;

(h) the Company is duly registered to carry on business in all jurisdictions in which the Company carries on business except where the failure to so register would not have a material adverse effect on the Company;

(i) the Company has the power, authority and capacity to carry on its business as presently conducted by it; the Company holds all licences and permits required for the conduct in the ordinary course of its business as presently conducted by it and all such licences and permits are in good standing and the conduct and uses of the same by the Company are in compliance with all laws, and other restrictions, rules, regulations and ordinances applicable to the Company and its respective business, save and except for breaches which do not have a material adverse effect on the Company or its business as presently conducted;

(k) the making of this Agreement and the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof will not:

(i) conflict with or result in a breach of or violate any of the terms, conditions, or provisions of the constating documents of the Company;

(ii) conflict with or result in a breach of or violate any of the terms, conditions or provisions of any law, judgment, order, injunction, decree, regulation or ruling of any court or governmental authority, domestic or foreign, to which the Company or the Vendor is subject or constitute or result in a default under any agreement, contract or commitment to which the Company or the Vendor is a party;

(iii) give to any person any remedy, cause of action, right of termination, cancellation or acceleration in or with respect to any understanding, agreement, contract, or commitment, written, oral or implied, to which the Company is a party;

(iv) give to any government or governmental authority including any governmental department, commission, bureau, board, or administrative agency any right of termination, cancellation, or suspension of, or constitute a breach of or result in a default under any permit, license, control, or authority issued to the Company and which is necessary or desirable in connection with the conduct and operation of the businesses currently conducted by the Company;

(v) constitute a default by the Company or an event which, with the giving of notice or lapse of time or both, might constitute an event of default or non-observance under any agreement, contract, indenture or other instrument relating to any indebtedness of any of the Company which would give any party the right to accelerate the maturity for the payment of any amount payable under that agreement, contract, indenture, or other instrument;

so as to have a material adverse effect on the Company;

(l) the Financial Statements were prepared on an accrual basis in accordance with Canadian generally accepted accounting principles applied on a basis consistent with prior years and are true and correct in every material respect and accurately and fairly represent the assets and liabilities and the financial condition of the Company as at the date thereof;

(m) there is no indebtedness of the Company, including to the Vendor, which is not disclosed or reflected in the Financial Statements;

(n) the Company has been assessed for income tax for all years to and including April 30, 1997, and the Company has withheld and remitted to all applicable tax collecting authorities all amounts required to be remitted to all tax collecting authorities respecting payments to employees or to non-residents, or otherwise and has paid all instalments of corporate taxes due and payable as of the date hereof;

(o) all tax returns and reports of the Company required by law to be filed prior to the date hereof including all income tax returns and all other corporate tax returns required to be filed with any governmental taxing -authority or board have been filed and are true, complete and correct, and all taxes and other government charges including all income, excise, sales, business-and property taxes and other rates, charges, assessment, levies, duties, taxes, contributions, fees and licenses required to be paid have been paid, and if not required to be paid as at the date hereof, have been accrued in the Financial Statements;

(p) adequate provision has been made for taxes payable by the Company which are not yet due and payable and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment or reassessment of any tax return by any taxing authority or for the filing of any tax return by or payment of any tax, governmental charge or deficiency by the Company, and to the Vendor's knowledge, there are no contingent tax liabilities or any grounds which would prompt a re-assessment;

(q) the Vendor does not have any specific information relating to the Company which is not generally known by, and which to the knowledge of the Vendor has not been disclosed to the Purchaser and which if known could reasonably be expected to have a material adverse effect on the Company;

(r) (i) the business of the Company as currently carried on by it, and in particular the conduct of the Company as owner and operator of the Mine, complies with all applicable laws, judgments, decrees, orders, injunctions, rules, statutes and regulations of all courts, arbitrators or governmental authorities, including all environmental, health and safety statutes and regulations except where the failure to comply would not have a material adverse effect on the Company;

(ii) the Company' business, assets or properties are not subject to any Judicial or administrative proceeding alleging the violation of any applicable environmental, health or safety law, judgment, decree, order, injunction, rule, statute or regulation except where such proceeding would not have a material adverse effect on the Company;

(s) since the date of the Financial Statements, there has not been any occurrence or event which has had, or might reasonably be expected to have, a material adverse effect on the business of the Company as currently carried on or the results of its operations except as disclosed to the Purchaser;

(t) except as disclosed to the Purchaser, there are no actions, suits, judgments, investigations or proceedings outstanding or pending or to the knowledge of the Vendor threatened against or affecting the Company at law or in equity or before or by any court or federal, state, municipal or other governmental authority, department, commission, board, tribunal, bureau or agency and the Company is not a party to or to the knowledge of the Vendor and the Company threatened with any litigation which in either case would have a material adverse effect on the Company;

5. NON-MERGER

5.1 The representations and warranties of the Vendor and the Company contained herein will survive the Closing Date and notwithstanding the completion of the transactions herein contemplated, the waiver of any condition contained herein (unless such waiver expressly releases a partner of such representation and warranty), or any investigation by the Purchaser, the same will remain in full force and effect for a period of two years hereafter.

6. SHAREHOLDERS' AGREEMENT

6.1 The parties hereto shall enter into the Shareholders' Agreement concurrent with the execution of this Agreement.

7. COUNTERPARTS

7.1 This Agreement may be executed in any number of facsimile counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same document.

8. TIME OF THE ESSENCE

8.1 Time is of the essence of this Agreement.

9. ENTIRE AGREEMENT

9.1 This Agreement, together with the agreements and documents provided for herein, contains the entire agreement between the parties hereto in respect of the purchase and sale of the Vendor's Shares and the issuance of the Treasury Shares and there are no warranties, representations, terms, conditions or collateral agreements, express or implied, other than expressly set forth or provided for in this Agreement.

10. FURTHER ASSURANCES

10.1 The parties will execute and deliver such further documents and instruments and do all such acts and things as may be reasonably necessary or requisite to carry out the full intent and meaning of this Agreement and to effect the transactions contemplated by this Agreement, and the parties will cooperate in respect of any requirement to file an application with Investment Canada.

11. SUCCESSORS AND ASSIGNS

11.1 This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

12. PROPER LAW

12.1 This Agreement will be governed by and construed In accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein and the parties will attorn to the Courts thereof.

SCHEDULE A FINANCIAL STATEMENTS

NO. 75 CORPORATE VENTURES LTD

FINANCIAL STATEMENTS APRIL 30, 1998 AND 1997

Unaudited

NO. 75 CORPORATE VENTURES LTD.

BALANCE SHEET -APRIL 30,1998 AND 1997

(Unaudited)

ASSETS

CROWN GRANTS:

MOOSEHORN L7871
SADIE L7872
WHISKEY JACK L7873
PINON PINE L7874
ELECTRUM FR L7875
BONANZA L7876
ELDORADO L7877
BLACKDOME L7878
PTARMIGAN L7879
SUGAR BOWL L7880

Notes
(1) Mineral Leases are good for 30 years from date of issuance as long as the annual lease payments are made on or before the expiry dates. In this case they are good until 2017 and 2019 respectively.

SCHEDULE C

SHAREHOLDERS AGREEMENT

THIS AGREEMENT made as of the 1st day of August, 1999

BETWEEN:

CLAIMSTAKER RESOURCES LTD.

(hereinafter called "Claimstaker")

OF THE FIRST PART AND:

JIPANGU INC.

(hereinafter called "Jipangu")

OF THE SECOND PART AND:

NO. 75 CORPORATE VENTURES LTD.

(hereinafter called the "Company")

OF THE THIRD PART

WHEREAS:

A. Claimstaker and Jipangu each own 50% of the issued and outstanding shares of the Company.

B. The Company will carry on the business of owning and operating the Blackdome Mine;

C. Claimstaker, Jipangu and the Company desire to enter into this Agreement in order to record their respective rights and obligations.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties hereto agree with the other as follows:

1. DEFINITIONS

1.1 In this Agreement, the following words and phrases will have the following meanings:

(a) "Affiliate" means, with respect to any Shareholder, any corporation which is directly or indirectly controlled by such Shareholder and, if any Shareholder shall be a Corporation, means, in addition to the foregoing, any corporation which Controls such corporate Shareholder;

(b) "Blackdome Mine" means the Property and the mining facilities located thereon;

(c) "Board" means the board of directors of the Company;

(d) "Control" or "Controls" means:

(i) the Fight to exercise a majority of the votes which may be put at a general meeting of a corporation; and

(ii) the right to elect or appoint directly or indirectly a majority of the directors of a corporation or other persons who have the right to manage or supervise the management of the affairs and business of the corporation;

(e) "Interest" means all the right, title and interest of a Shareholder in and to any of the Shares, any Loan and accrued interest thereon and any other right or claim a Shareholder may have against the Company as a Shareholder and the Shareholder's interest in and to this Agreement;

(f) "Loan" means at the relevant time any amounts advanced and outstanding by a Shareholder to the Company;

(g) "Operator" means Claimstaker or if replaced in accordance with the terms of this Agreement such other person as may be engaged by the Company to operate the Blackdome Mine on behalf of the Company;

(h) "Operator's Agreement" means that agreement contemplated to be entered into pursuant to clause 3. 1;

(i) "Products" means any and all ores (and concentrates derived therefrom) and minerals, precious and base, metallic and non-metallic mined from the Blackdome Mine and all by-products from the production thereof at their highest state of beneficiation at the Blackdome Mine.

(j) "Property" means those mineral claims, leases and crown grants set out in Schedule "A" hereto;

(k) "Shareholders" means Claimstaker and Jipangu or their respective successors or permitted assigns and "Shareholder" means any one of them;

(1) Shares" means at the relevant time the shares without par value in the capital of the Company issued and outstanding.

2. CONDUCT OF THE AFFAIRS OF THE COMPANY

2.1 The Shareholders shall vote their Shares so that the Board shall be comprised of four directors and so that two nominees of each of the Shareholders are directors of the Company. In the event that a position on the Board shall be open for any reason whatsoever, the Shareholder whose nominee formerly occupied such position shall be entitled to nominate a new director to fill such vacancy.

2.2 In the event that a nominee or nominees to the Board of one of the Shareholders shall fall to vote and act as a director to carry out the provisions of this Agreement, then the Shareholders agree to exercise their right as shareholders of the Company and in accordance with the Articles of the Company to remove such nominee or nominees from the Board and to elect in the place or stead thereof such individuals who will use their best efforts to carry outthe provisions of this Agreement.

2.3 Unless otherwise provided herein the conduct of the business of the Company shall be governed in accordance with its Memorandum and Articles.

2.4 A quorum required for the transaction of business at a meeting of the Board shall be three directors or their alternates.

2.5 The following matters shall only be undertaken with the approval of at least 75 % of the directors present at any meeting of the Board:

(a) the sale, lease, transfer, mortgage, pledge or other disposition of the undertaking of the Company, or any of its subsidiaries;

(b) any increase or reduction in the authorized or issued capital of the Company;

(c) the consolidation, merger or amalgamation of the Company with any other company, association, partnership or legal entity;

(d) any single capital purchase of the Company in excess of $100,000;

(e) any borrowing by the Company or any of its subsidiaries which would result in the aggregate indebtedness of the Company (other than amounts due to Shareholders) being in excess of $100,000 at any one time; any loans by the Company or any of its subsidiaries to any Shareholders, or to an Affiliate;

(g) any transaction out of the ordinary course of business;

(h) any contract between the Company and any Shareholders or an Affiliate;

(1) a waiver of the appointment of an auditor of the Company; any change in the authorized signing officers in respect of any bank or other financial institution;

(k) the requirement for any further capital contributions from the Shareholders;

(1) the requirement for any further Shareholder's Loans pursuant to Article 4.3;

(m) the approval of any Program as submitted by the Operator;

(n) the removal of the Operator or the appointment of a new Operator; and

(o) the issuance of any shares of the Company to a party other than the Shareholders or an Affiliate of the Shareholders, provided that nothing in this Article 2.5 shall be construed so as to fetter the discretion of the directors of the Company or require such directors to act in a particular manner with respect to any of the foregoing matters.

3. OPERATION

3.1 The Company shall, subsequent to the execution of this agreement, enter into the Operator's Agreement with Claimstaker wherein Claimstaker will be engaged as the Operator to carry out the development of the Property and the operations of the Blackdome Mine on behalf of the Company.

3.2 In consideration of Claimstaker acting as the Operator, the Operator's Agreement shall provide that Claimstaker shall be entitled to a fee equal to 7% of the operating costs of the Blackdome Mine.

3.3 The Operator's Agreement may only be terminated or a new agreement entered into with the approval of the Board as provided for in Article 2.5(h) herein.

4. FINANCING AND SHAREHOLDERS CONTRIBUTIONS

4.1 Funds required from time to time by the Company will be obtained, to the greatest extent possible, by borrowing from a chartered bank or other institutional lender.

4.2 Except with the unanimous agreement of the Shareholders no Shareholder shall be obliged to enter into any agreement of guarantee with respect to the indebtedness of the Company or to pledge his credit on behalf of the Company. Any such guarantees shall be borne by the Shareholders parties hereto pro rata in proportion to the shareholdings in the Company (at the time of demand for payment by such bank or institution) and if any of the Shareholder discharges any liabilities of the Company either directly or pursuant to such guarantee given hereunder then the Shareholder discharging the liabilities shall have the right to be reimbursed by the party or parties not so contributing so that in the end result, each of the Shareholders shall have contributed in proportion as aforesaid.

4.3 Failing the ability of the Company to obtain funds as provided in Article 4.1 hereof and if approved by a majority of the Board, the Company may make a written request for a loan to all Shareholders. The Company's request for a loan shall be made to each Shareholder pro rata in proportion to his shareholdings in the Company. A Shareholder shall advance the money requested from him within 30 days of receipt of the written request for the loan. Unless specified in the Company's request the Loans shall not bear interest. No Shareholder shall, so long as he remains a Shareholder, demand repayment of his Loans. If the Company repays the Loans, in whole or in part, it shall do so pro rata in proportion to each Shareholder's contribution by way of Loan. If the Shareholders take security for their Loans, the security granted to each Shareholder shall rank pari passu, notwithstanding the priority of registration of any such security.

4.4 The Shareholders shall subordinate and postpone all Loans to permanent financing or other borrowing by the Company to the extent required by the Board.

5. DISTRIBUTION OF NET PROFIT

5.1 The profits of the Company available for distribution, after making such provisions and transfers to reserves as shall be required in the opinion of the Board and the Operator to meet expenses or anticipated expenses shall be distributed quarterly, within sixty (60) days of the end of each calendar quarter, firstly by way of repayment of Loans on a pro rata basis and secondly by way of dividend provided that it is open to a Shareholder to elect to receive such Loan repayments or dividends in gold and/or silver in which case such shareholder shall be entitled to receive such amount of gold and/or silver (valued using the average price of gold and silver for the previous 30 days as determined by the afternoon closing price on the London Metal Exchange) as shall be equal to the value of the dividend or loan repayments otherwise payable to such Shareholder.

6. RESTRICTIONS ON TRANSFER AND RIGHT OF FIRST REFUSAL

6.1 Except as otherwise expressly permitted in this Agreement:

(a) no Shareholder shall sell, transfer or otherwise dispose or offer to sell, transfer or otherwise dispose, of any of his Interest unless that Shareholder (the"Offeror") first offers by notice in writing (the "Offer") to the other Shareholder (the "Other") the prior right to purchase, receive or otherwise acquire the same;

(b) the Offer shall set forth:

(i) the Interest offered for sale;

(ii) the consideration therefore expressed only in lawful money of Canada;

(iii) the terms and conditions of the sale; and

(iv) that the Offer is open for acceptance for a period of 30 days after receipt of such Offer by the Other;

(c) if, and to the extent the Offer is not accepted, the Offeror may sell, transfer or otherwise dispose of its remaining Interest to any other person, firm or corporation ("Third Party") only for the consideration and upon the terms and conditions as set out in the Offer but only within the period of 90 days after the expiry of the period for acceptance by the Other and, if the Offeror does not do so, the provisions of the Article 6.1 will again become applicable to the sale, transfer or other disposition of its Interest and so on from time to time;

(d) no disposition of any Interest permitted by this Article 6.1 shall be made unless the Third Party shall have entered into an agreement with the Other by which the Third Party shall be bound by and entitled to the benefit of the provisions of this Agreement and the Other shall enter into such an agreement; and

(e) any Shareholder who shall have disposed of all of its Interest in compliance with the provisions of this Agreement shall be entitled to the benefit of and be bound by only the rights and obligations which arose pursuant to this Agreement prior to such disposition.

6.2 Any Shareholder may sell, transfer or otherwise dispose of the whole or any part of its Interest to any of its Affiliates provided that the Shareholder and the Affiliate enter into an agreement with the other Shareholders that:

(a) the Affiliate will remain such so long as the Affiliate holds the Interest or any part thereof;

(b) prior to the Affiliate ceasing to be such, the Affiliate will transfer its Interest back to the Shareholder or to another Affiliate of the Shareholder provided that such other Affiliate enters into a similar agreement with the other Shareholders; and

(c) the Affiliate will otherwise be bound by and have the benefit of the provisions ofthis Agreement.

6.3 Any sale, transfer or other disposition referred to in Article 6.2 shall not release the Shareholder from his obligations hereunder.

6.4 Except as specifically provided herein, no Shareholder shall mortgage, pledge, charge, hypothecate or otherwise encumber his Interest or any part thereof without the prior written consent thereto of the other Shareholders, which consent may be arbitrarily withheld.

6.5 Notwithstanding any other provision of this Agreement, no Shareholder shall be entitled to sell, transfer or otherwise dispose of any of his Interest if it is at such time a Defaulting Shareholder as defined in Article 8 hereof, unless prior to or concurrently with such sale, transfer or other disposition he ceases to be a Defaulting Shareholder.

6.6 Notwithstanding any other provision of this Agreement, no Shareholder shall be entitled to sell, transfer or otherwise dispose of any of his Interest or any part thereof without first obtaining:

(a) the consent of the other Shareholder, if such action would permit any other party to accelerate or demand the payment of any indebtedness of the Company; or

(b) the consent of any other party, if such is required by agreement of the Company.

6.7 Upon execution of this Agreement, the Shareholders shall surrender to the Company, and there shall be legibly stamped or endorsed upon each certificate representing the shares held by the Shareholders, a statement as follows:

"The shares represented by this certificate are transferable only in compliance with and pursuant to the terms of an agreement between Claimstaker, Jipangu and the Company dated the 1st day of August, 1999."

7. COMPULSORY BUY-OUT

7.1 In this Article 7, unless the context otherwise requires, the following words and terms will have the respective meanings ascribed to them:

(a) "Compulsory Offer" means a notice in writing to the Recipient Shareholder and signed by the Instigating Shareholder pursuant to this Article 7;

(b) "Election Period" means the 60 day period from the date of receipt of the Compulsory Offer by the Recipient Shareholder;

(c) "Instigating Shareholder" means a Shareholder which elects to issue a Compulsory Offer pursuant to this Article 7;

(d)"Recipient Shareholder" means the Shareholder to whom the Compulsory Offer is given.

7.2 An Instigating Shareholder desiring to offer all, but not less than all, of its Interest to the Recipient Shareholder pursuant to this Article 7 will deliver the Compulsory Offer to the Recipient Shareholder, which Compulsory Offer will state that the Instigating Shareholder has determined to avail itself of the provisions of this Article 7, and will contain offers on the part of the Instigating Shareholder:

(a) to sell to the Recipient Shareholder the Instigating Shareholder's Interest, and stipulating:

(i) the number of Shares owned by the Instigating Shareholder and the price per Share thereof;

(ii) the amount of the Instigating Shareholder's Shareholders Loans; and

(iii) the terms and conditions of such sale, which terms and conditions must be commercially reasonable; and

(b) to buy from the Recipient Shareholder the Recipient Shareholder's Interest, and stipulating:

(i) that the price per Share will be the price set by the Instigating Shareholder pursuant to Article 7.2(a)(i);

(ii) the amount of the Shareholders Loan of the Recipient Shareholder; and

(iii) the sale of the Recipient Shareholder's Interest is to be made on the same terms and conditions as set forth in Article 7.2(a)(iii).

7.3 The Compulsory Offer will not be revocable without the written consent of the Recipient Shareholder within the Election Period.

7.4 The Recipient Shareholder will be entitled, at its option, within the Election Period, by notice in writing to the Instigating Shareholder to either:

(a) buy the Instigating Shareholder's Interest at the price and upon the terms and conditions of purchase and sale contained in the Compulsory Offer; or

(b) sell to the Instigating Shareholder the Recipient Shareholder's Interest at the price and upon the terms and conditions of purchase and sale contained in the Compulsory Offer.

7.5 If the Recipient Shareholder elects to buy the Instigating Shareholder's Interest, the Recipient Shareholder will advise the Instigating Shareholder by notice in writing of its election within the Election Period and upon the giving of such notice by the Recipient Shareholder, a binding contract of purchase and sale between the Recipient Shareholder and the Instigating Shareholder will be deemed to come into existence, which contract will contain the terms and conditions stipulated in the Compulsory Offer.

7.6 If the Recipient Shareholder elects to sell its Interest to the Instigating Shareholder, the Recipient Shareholder will advise the Instigating Shareholder by notice in writing of its election within the Election Period, and upon the giving of such notice by the Recipient Shareholder, a binding contract of purchase and sale between the Recipient Shareholder and the Instigating Shareholder will be deemed to come Into existence, which contract will contain the terms and condition stipulated in the Compulsory Offer.

7.7 If the Recipient Shareholder does not notify the Instigating Shareholder in writing within the Election Period of its election under Article 7.4, the Recipient Shareholder will be deemed to have accepted the Compulsory Offer of the Instigating Shareholder to sell the Recipient Shareholder's Interest at the price stipulated and upon the terms and conditions of purchase and sale specified in the Compulsory Offer and a binding contract of purchase and sale for such Interest between the Instigating Shareholder and the Recipient Shareholder will be deemed to come into existence. The Instigating Shareholder expressly waives any requirement to receive communication from the Recipient Shareholder confirming the Recipient Shareholder's acceptance of the Compulsory Offer and the deemed acceptance provided by this Article 7.7 will be a complete estoppel to any action taken or defence raised by any person which in any way contests the validity, formation or existence of the contract of purchase and sale stipulated by this Article 7.7.

7.8 Upon a contract coming into existence with respect to the sale of an Interest as provided in this Article 7, the Instigating Shareholder and the Recipient Shareholder will complete the purchase and sale at a closing which will occur at the principal place of business of the Company (or such other place as mutually agreed by the Shareholders) on the 15th day following the date of the final acceptance or deemed acceptance under this Article, at which time the parties will execute and deliver such certified cheques, promissory notes, share certificates, instruments, conveyances, assignments, escrow agreements, releases and other documents as may be reasonably required to effect and complete the sale as set out in the Compulsory Offer, and, if required by the remaining Shareholder, the departing Shareholder will deliver to the remaining Shareholder a written resignation of the departing Shareholder's nominee as a director and/or officer of the Company.

7.9 In respect of any disposal by a Shareholder of its Interest in compliance with the provisions of this Article 7, the remaining Shareholder and the Company will use their best efforts to cause to be discharged or cancelled any guarantee given by such departing Shareholder in respect of the Company.

8. DEFAULT

8.1 It is an event of default (a "Default") if a Shareholder (the "Defaulting Shareholder") (the other Shareholders being the "Non-Defaulting Shareholders"):

(a) fails to observe, perform or carry out any of his obligations hereunder and such failure continues for 30 days after the Non-Defaulting Shareholder has in writing demanded that such failure be cured;

(b) fails to take reasonable actions to prevent or defend assiduously, any action or proceeding in relation to any of its Interest for seizure, execution or attachment or which claims:

(i) possession;

(ii) sale;

(iii) foreclosure;

(iv) the appointment of a receiver or receiver-manager of its assets; or

(v) forfeiture or termination;

of or against any of the Interest of the Defaulting Shareholder, and such failure continues for 30 days after a Non-Defaulting Shareholder has in writing demanded that the same be taken or the Defaulting Shareholder fails to defend successfully any such action or proceeding;

(c) becomes a bankrupt or commits an act of bankruptcy or if a receiver or receiver-manager of its assets is appointed or makes an assignment for the benefit of creditors or otherwise;

8.2 In the event of a Default, the Non-Defaulting Shareholder(s) may do any one or more of the following:

(a) pursue any remedy available to them in law or equity, it being acknowledged by each of the Shareholders that specific performance, injunctive relief (mandatory or otherwise) or other equitable relief may be the only adequate remedy for a Default;

(b) take all actions in their own names or in the name of the Defaulting Shareholder, the Shareholders or the Company as may reasonably be required to cure the Default, in which event all payments, costs and expenses incurred therefor shall be payable by the Defaulting Shareholder to the Non-Defaulting Shareholder(s) on demand with interest as provided in Article 9.1 hereof;

(c) if applicable, implement the Default Loan procedure as set out in Article 8.3 hereof;

(d) waive the Default provided, however, that any waiver of a particular Default shall not operate as a waiver of any subsequent or continuing Default; or

(e) negotiate a mutually agreeable solution.

Loan Default

8.3 In addition to the rights of the Non-Defaulting Shareholder(s) provided for in Articles 8.2 hereof, if the Defaulting Shareholder defaults by refusing or failing to make a contribution or payment as provided in Article 4.3 hereof, then:

(a) the Non-Defaulting Shareholder(s), or either of them, may elect not to make their concomitant contribution or payment (if any), in which case:

(i) the Defaulting Shareholder is still in Default but the Non-Defaulting Shareholder(s) who so elect shall not be in default; and

(ii) if the Non-Defaulting Shareholder(s), or either of them, have already made their concomitant contribution or payment, the Company will forthwith pay to them the amount of such contribution or payment and the Shareholders will take all steps necessary to obtain the repayment thereof;

(b) if the Non-Defaulting Shareholder(s) do not elect as provided in Article 8.3(a) hereof, the Non-Defaulting Shareholder(s) may elect to make, and are hereby authorized by the Defaulting Shareholder to make, such contribution or payment (the "Default Loan") on behalf of and for the account of the Defaulting Shareholder in which event the Defaulting Shareholder shall pay, or cause to be paid, to the Non-Defaulting Shareholder(s):

(i) the amount of the Default Loan;

(ii) the reasonable costs of the Non-Defaulting Shareholder(s) relating to obtaining monies to make the Default Loan; and

(iii) interest calculated and payable on the first business day of each and every month on the amount of the Default Loan outstanding from time to time equal to: (1) the rate of interest payable by the Non-Defaulting Shareholder(s) to any third party on any monies borrowed by it to make the Default Loan plus 4% per annum; or (2) if any such monies are not borrowed by the Non-Defaulting Shareholder(s), the prime commercial lending rate of the bank of the Company at the time the Default Loan is made plus 4% per annum.

8.4 If and so long as a Shareholder is a Defaulting Shareholder as a result of a default under Article 4.3 hereof, all monies payable to that Defaulting Shareholder by the Company by way of dividends, repayment of loans or other distribution shall be paid to the Non-Defaulting Shareholder(s) until they have receive:

(a) the amounts set out in Article 8.3(b) hereof; or

(b) if the Non-Defaulting Shareholder(s) elected pursuant to Article 8.3(a) hereof an amount equal to the concomitant contribution of payment already made by the Non-Defaulting Shareholders in the circumstances set out in Article 8.3(a)(ii);

at which time the Defaulting Shareholder is no longer a Defaulting Shareholder; but in no event shall the Defaulting Shareholder be entitled to any amount of or credit for the amount not paid to it as aforesaid or any interest thereon.

8.5 Upon the request of the Non-Defaulting Shareholder(s), or any of them, from time to time, the Defaulting Shareholder and the directors of the Company appointed by him shall vote to ensure that any monies of the Company available for payment of dividends or repayment of loans will be declared and paid by the Company or its directors in accordance with Article 7 hereof.

9. INTEREST

9.1 If any Shareholder is required by this Agreement to pay monies to the other Shareholders, other than Default Loans, such monies shall bear interest at the prime commercial lending rate of the bank of the Company at the time the monies became payable plus 4% per annum calculated monthly until repayment.

10. CHANGE IN OWNERSHIP

10.1 In circumstances where the ownership positions of Claimstaker and Jipangu in the Company change from that detailed in paragraph A to the preamble to this Agreement, the parties hereto shall use their reasonable best efforts to amend this Agreement to more accurately reflect the adjusted ownership positions of Claimstaker and Jipangu.

10.2 This Agreement shall terminate in circumstances where the parties hereto have failed to amend this Agreement as contemplated in Article 10.1 hereof within 90 days following the change in ownership positions in the Company of Claimstaker and Jipangu.

11. GENERAL PROVISIONS

11.1 This Agreement shall terminate:

(a) if the Company ceases to carry on business, has a receiving order made against it, goes into bankruptcy either voluntarily or involuntarily or makes a proposal to its creditors;

(b) if the parties hereto consent in writing to the termination hereof.

11.2 The Shareholders shall execute such further assurances and other documents and instruments and do such further and other things as may be necessary to implement and carry out the intent of this Agreement.

11.3 The provisions herein constitute the entire agreement between the Shareholders and supersedes all previous expectations, understandings, communications, representations and agreements whether verbal or written between the Shareholders with respect to the subject matter hereof.

11.4 If any provision of this Agreement is unenforceable or invalid for any reason whatever, such unenforceability or invalidity shall not affect the enforceability or validity of the remaining provisions of this Agreement and such provision shall be severable from the remainder of this Agreement.

11.5 Any notice required to be given hereunder by any party shall be deemed to have been well and sufficiently given if mailed by prepaid registered mail, or telecopied to, or delivered at, the address of the other party hereinafter set forth:

If to Claimstaker or the Company:

1440, 1166 Alberni Street Vancouver, B. C. V6E 3Z3

If to Jipangu: 3-6-9 Kitashinagawa Shinagawa-ku, Tokyo Japan 140-0001

or at such other address as the other party may from time to time direct in writing, and any such notice shall be deemed to have been received, if mailed, five business days after the time of mailing, if delivered, upon the date of delivery, and if telecopied on the next business day after telecopying. If normal mail service is interrupted by strike, slowdown, force majeure or other cause, a notice sent by mail will not be deemed to be received until actually received, and the party sending the notice shall utilize any other such services which have not been so interrupted or shall deliver such notice in order to ensure prompt receipt thereof.

11.6 Time shall be of the essence hereof.

11.7 This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia.

11.8 Should there be a disagreement or a dispute between the parties hereto with respect to this Agreement or the interpretation thereof, the same shall be referred to a single arbitrator pursuant to the Commercial Arbitration Act (British Columbia), and the determination of such arbitrator shall be final and binding upon the parties hereto.

11.9 The headings in this Agreement form no part of this Agreement and shall be deemed to have been inserted for convenience only.

11.10 This Agreement shall enure to the benefit of and be binding upon the Shareholders and the Company and their respective successors and permitted assigns.

IN WITNESS WHEREOF the parties hereto have executed these presents in the presence of their proper officers duly authorized as of the day and year first above written.

SCHEDULE D

MINE ENCUMBRANCES

1. The mill building and contained equipment and facilities are field as security as part of the Blackdome requirements for reclamation as required by the province of British Columbia.

2. From time to time the Company has and will enter into lease agreements for new equipment and facilities. By their nature, lease agreements are encumbered to the extent of the unpaid balance of the lease.